Exhibit 99.1

Scripps reports first-quarter 2020 results
(Note: During 2019, we acquired eight television stations from Nexstar/Tribune on Sept. 19 and 15 television stations from Cordillera on May 1. Results for the Local Media division are presented below both as reported and on an adjusted combined basis as though all of those station acquisitions had closed on Jan. 1, 2019.)

May 8, 2020

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the first quarter of 2020. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the first quarter of 2019. Near the end of the first quarter, the global COVID-19 pandemic began to significantly impact the U.S. economy, and the company’s first-quarter financial results have been affected by these conditions.

During the first quarter, total revenue was $431 million compared to $292 million in first-quarter 2019.

Net loss was $11.8 million or 15 cents per share. Pre-tax costs for the current quarter included $4.9 million of acquisition and related integration costs that increased the loss by $3.7 million, net of taxes, or 5 cents per share. In the prior-year quarter, net loss was $6.8 million or 8 cents per share. Pre-tax costs for the prior-year quarter included $3.5 million of acquisition and related integration costs and $900,000 of restructuring charges.

Business highlights

•	As the pandemic spread across the United States, Scripps successfully transitioned to a remote workforce without missing any news broadcasts and with minimal impact to business continuity.

•
In Local Media, retransmission revenue grew 21% on an adjusted combined basis in the first quarter as the company reset its Comcast contract on Jan. 1 and then another major contract on March 1. Subscriber households remained stable from the third quarter to the fourth quarter of 2019, the most recent data available.

•	Political advertising revenue for Q1 outpaced our expectations at nearly $19 million, and the company’s 2020 election-year spending outlook remains robust.

•	In the first quarter, the National Media division once again achieved record revenue levels as well as ongoing margin expansion as it delivered nearly $12 million in segment profit.

•
The Katz networks and Newsy saw significant audience growth in March as stay-at-home orders spread across the country and Americans turned to television for information and entertainment. Both Katz and Newsy finished the quarter at 30% year-over-year revenue growth.

•
Expenses for both the Local Media and National Media divisions fell significantly below first-quarter guidance, and the company expects to see continued expense reductions in the second quarter. The company has frozen merit pay increases and hiring, reduced or eliminated capital projects and other general expenses and also reduced executive pay and board fees in reaction to the impact of the economic crisis.

•
Scripps expects cash flow from operations will be sufficient to meet the company’s operating needs for the next 12 months. In addition, the company’s liquidity is enhanced through the federal government’s stimulus measures, including the deferral of social security taxes and pension contributions and tax relief on the use of net operating losses and interest expense limitations.

Commenting on recent business highlights, Scripps President and CEO Adam Symson said:

“The year got off to an outstanding start before the impact of COVID-19 on the last two weeks of March. We saw record segment profit and margin expansion in Local Media, a doubling of the segment profit in National Media over prior year, and the company’s best first-quarter results since we spun off Scripps Networks Interactive in 2008. We view these financial results as an affirmation of the plan we have been executing that strengthens and improves the company’s operating profile.

“As the coronavirus outbreak began to spread this spring, Scripps homed in on three priorities: protecting the health and well-being of our 6,000 employees; serving our audiences and communities with news and entertainment; and maintaining business continuity and strong financial stewardship. While our second quarter will be impacted by the soft advertising environment that comes as a result of this crisis, I am confident the work we are doing now sets us up for success with our audiences and advertisers.

“Our strong relationship with our local communities was evident in March as viewers turned to our local news in record growth numbers. In some time periods, audiences grew up to 70% in one week. Because of our stations’ decades of service to their cities, Americans know they can trust us to provide locally focused, objective coverage of COVID-19 and its impact. We also created content and advertising campaigns focused on supporting local businesses and restaurants as well as information to help our audiences find job search and other resources they need in this tumultuous time.

“The acquisitions we executed in 2019 already are serving us well in weathering this economic crisis - helping us to capture more political and retransmission revenue as well as the benefits of geographic diversification. We entered this crisis delivering strong financial results, and we will persevere through it, bolstered by bigger audiences and higher brand awareness. On the other side of these challenges, we expect to benefit from the increased viewer loyalty and the business opportunity it will bring.”

First-quarter operating results
Revenue was $431 million, an increase of 48% or $139 million from the prior-year quarter. That includes revenues from the television stations acquired from Cordillera Communications on May 1 and from the Nexstar transaction with Tribune on Sept. 19, totaling $95.8 million. Political revenue in this election year was $18.7 million.

Costs and expenses for segments, shared services and corporate were $382 million, up from $270 million in the year-ago period, reflecting the impact of the acquisitions, higher network programming fees and continued investment in programming at the Katz networks and Stitcher.

First-quarter 2020 results by segment compared to prior-period amounts were:

Local Media - As Reported Basis
Revenue from Local Media was $322 million, up 58% from the prior-year quarter.

Retransmission revenue increased 61% to $137 million. During the first quarter of 2020, Scripps renegotiated retransmission consent contracts covering just over 20% of its subscriber households. In addition, on Dec. 31, 2019, the company’s agreement with Comcast reset, covering 5.5 million households.

Core advertising revenue increased 42% to $161 million, due to the impact of the television stations acquired from Cordillera and Nexstar/Tribune. First-quarter political revenue was $18.7 million during this election year, compared to $900,000 in the prior-year quarter.

Total segment expenses increased 57% to $266 million, primarily driven by increases in programming fees tied to network affiliation agreements and the impact of the television stations acquired from Cordillera and Nexstar/Tribune.

Segment profit was $56 million, compared to $34.2 million in the year-ago quarter.

Local Media - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2019. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Adjusted combined revenue from Local Media was $322 million, up $26.6 million or 9% from the prior-year quarter. Political advertising revenue was $18.7 million in the first quarter.

Core advertising decreased 8%. Weakness in economic conditions toward the end of the first quarter, reflecting the impact of the COVID-19 pandemic, slowed advertiser spending. We estimate our core advertising revenue was impacted by at least $8 million in the first quarter.

Retransmission revenue was up 21%, and other revenue was down 5%.

Total segment expenses on an adjusted combined basis increased 8%.

Adjusted combined segment profit was $56 million, compared to $49.1 million in the year-ago quarter.

National Media - As Reported Basis
Revenue from National Media was $108 million, up from $87.3 million in the prior-year period.

Expenses for National Media were $95.8 million, up from $82.4 million in the prior-year period. The increase was driven by the continued investment and growth of Katz, Stitcher and Newsy.

Segment profit was $11.8 million, compared to $4.9 million in the 2019 quarter.

Financial condition
On March 31, cash and cash equivalents totaled $180 million while total debt was $2.12 billion.

The company made dividend payments totaling $4 million during the first quarter and had previously indicated it is not buying back shares.

Scripps has suspended issuing new guidance because of the economic uncertainty caused by the COVID-19 pandemic. However, in an effort to provide insights that reflect the current state of affairs and the company’s financial outlook, the first-quarter 10-Q and the earnings call remarks include details about where the company stands operationally and financially, how it is responding to COVID-19 by protecting the well-being of its workforce, and how its operations and financial condition may change as efforts progress to fight COVID-19. In addition, the 10-Q, which will be filed on May 8, includes disclosures and risk factors related to the outbreak.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s first-quarter results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (877) 336-4437 (U.S.) or (234) 720-6985 (international) and give the access code 7221941 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. Eastern time May 8 until midnight May 22. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 8567283.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K and Form 10-Q, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2020	2019

Operating revenues	$430,906	$292,163
Segment, shared services and corporate expenses	(381,968)	(269,640)
Acquisition and related integration costs	(4,910)	(3,480)
Restructuring costs	—	(938)
Depreciation and amortization of intangible assets	(27,915)	(17,792)
Gains (losses), net on disposal of property and equipment	(1,433)	(173)
Operating expenses	(416,226)	(292,023)
Operating income	14,680	140
Interest expense	(25,798)	(8,916)
Defined benefit pension plan expense	(1,026)	(1,572)
Miscellaneous, net	1,114	(800)
Loss from operations before income taxes	(11,030)	(11,148)
(Provision) benefit for income taxes	(779)	4,334
Net loss	$(11,809)	$(6,814)

Net loss per diluted share of common stock	$(0.15)	$(0.08)

Weighted average diluted shares outstanding	81,077	80,673
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our 60 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 13 CW affiliates - five on full power stations and eight on multicast; two MyNetworkTV affiliates; two independent stations and nine additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.

Our National Media segment includes our collection of national brands. Our national brands include Katz, Stitcher and its advertising network Midroll Media (Midroll), Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2020	2019	Change

Segment operating revenues:
Local Media	$321,804	$203,387	58.2%
National Media	107,602	87,317	23.2%
Other	1,500	1,459	2.8%
Total operating revenues	$430,906	$292,163	47.5%

Segment profit (loss):
Local Media	$55,977	$34,173	63.8%
National Media	11,785	4,941
Other	(170)	(433)	(60.7)%
Shared services and corporate	(18,654)	(16,158)	15.4%
Acquisition and related integration costs	(4,910)	(3,480)
Restructuring costs	—	(938)
Depreciation and amortization of intangible assets	(27,915)	(17,792)
Gains (losses), net on disposal of property and equipment	(1,433)	(173)
Interest expense	(25,798)	(8,916)
Defined benefit pension plan expense	(1,026)	(1,572)
Miscellaneous, net	1,114	(800)
Loss from operations before income taxes	$(11,030)	$(11,148)

Operating results for our Local Media segment were as follows:

	Three Months Ended March 31,
(in thousands)	2020	2019	Change

Segment operating revenues:
Core advertising	$160,522	$113,404	41.5%
Political	18,720	880
Retransmission	137,198	85,377	60.7%
Other	5,364	3,726	44.0%
Total operating revenues	321,804	203,387	58.2%
Segment costs and expenses:
Employee compensation and benefits	111,596	74,911	49.0%
Programming	102,273	60,717	68.4%
Other expenses	51,958	33,586	54.7%
Total costs and expenses	265,827	169,214	57.1%
Segment profit	$55,977	$34,173	63.8%
Operating results for our National Media segment were as follows:

	Three Months Ended March 31,
(in thousands)	2020	2019	Change

Segment operating revenues:
Katz	$65,891	$50,395	30.7%
Stitcher	17,128	15,104	13.4%
Newsy	10,864	8,378	29.7%
Triton	10,347	10,462	(1.1)%
Other	3,372	2,978	13.2%
Total operating revenues	107,602	87,317	23.2%
Segment costs and expenses:
Employee compensation and benefits	22,820	20,525	11.2%
Programming	42,696	37,418	14.1%
Other expenses	30,301	24,433	24.0%
Total costs and expenses	95,817	82,376	16.3%
Segment profit	$11,785	$4,941

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2020	As of December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$179,627	$32,968
Other current assets	491,183	544,476
Total current assets	670,810	577,444
Investments	11,434	8,553
Property and equipment	377,317	375,904
Operating lease right-of-use assets	135,138	138,640
Goodwill	1,275,327	1,271,855
Other intangible assets	1,047,791	1,061,791
Programming (less current portion)	146,187	96,256
Deferred income taxes	11,602	11,802
Miscellaneous	20,069	19,108
TOTAL ASSETS	$3,695,675	$3,561,353

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$43,389	$29,153
Unearned revenue	8,572	11,678
Current portion of long-term debt	10,612	10,612
Accrued expenses and other current liabilities	211,698	248,037
Total current liabilities	274,271	299,480
Long-term debt (less current portion)	2,078,232	1,904,418
Other liabilities (less current portion)	457,852	459,520
Total equity	885,320	897,935
TOTAL LIABILITIES AND EQUITY	$3,695,675	$3,561,353

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2020	2019

Numerator (for basic and diluted earnings per share)
Net loss	$(11,809)	$(6,814)
Less income allocated to RSUs	—	—
Numerator for basic and diluted earnings per share	$(11,809)	$(6,814)
Denominator
Basic weighted-average shares outstanding	81,077	80,673
Effective of dilutive securities:
Restricted stock units	—	—
Diluted weighted-average shares outstanding	81,077	80,673

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the 2019 television station acquisitions have on our Local Media segment, and to provide meaningful period over period comparisons, we are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to present certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the acquired Cordillera and Nexstar-Tribune television stations’ historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the performance of the Local Media segment. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media results across historical periods and providing a focus on the underlying ongoing operating performance of the segment.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisitions of the Cordillera and Nexstar-Tribune broadcast operations had occurred on January 1, 2019. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended March 31,
(in thousands)	2020	2019	Change

Segment operating revenues:
Core advertising	$160,522	$174,720	(8.1)%
Political	18,720	1,188
Retransmission	137,198	113,700	20.7%
Other	5,364	5,641	(4.9)%
Total operating revenues	321,804	295,249	9.0%
Segment costs and expenses:
Employee compensation and benefits	111,596	109,587	1.8%
Programming	102,273	85,561	19.5%
Other expenses	51,958	51,051	1.8%
Total costs and expenses	265,827	246,199	8.0%
Segment profit	$55,977	$49,050	14.1%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment with the 2019 television station acquisitions.

	Three Months Ended March 31,
(in thousands)	2020	2019

Local Media operating revenues, as reported	$321,804	$203,387
Cordillera TV stations acquisition	—	35,540
Nexstar-Tribune stations acquisition	—	64,679
Other revenue adjustments (1)	—	(8,357)
Local Media adjusted combined operating revenues	$321,804	$295,249

	Three Months Ended March 31,
(in thousands)	2020	2019

Local Media segment profit, as reported	$55,977	$34,173
Cordillera TV stations acquisition	—	7,925
Nexstar-Tribune stations acquisition	—	15,309
Other revenue adjustments (1)	—	(8,357)
Local Media adjusted combined segment profit	$55,977	$49,050

(1) Primarily reflects reduced retransmission revenue from CW affiliates under Scripps retransmission agreements in effect during each period.